EXHIBIT 10.80
                             LICENSE AGREEMENT

    This Agreement is effective December 3, 1997 ("the EFFECTIVE DATE") by and between LOYOLA UNIVERSITY OF CHICAGO, an Illinois not for profit corporation, with offices at 820 North Michigan Avenue, Chicago, IL 60611 ("UNIVERSITY"), and MEDIMMUNE, INC., a Delaware Corporation having offices at 35 West Watkins Mill Road, Gaithersburg, MD 20878 ("MEDIMMUNE").

    WHEREAS, MEDIMMUNE desires to obtain an exclusive license in and to certain patents owned by UNIVERSITY;

    WHEREAS, UNIVERSITY is willing to grant the exclusive license desired by MEDIMMUNE.

    NOW THEREFORE in consideration of the mutual promises and other good and valuable consideration, the parties agree as follows:

    SECTION 1 - DEFINITIONS.

    The terms used in this Agreement have the following meaning:

    1.1 The term "AFFILIATE" as applied to MEDIMMUNE shall mean a related company of MEDIMMUNE, the voting stock of which is directly or indirectly at least fifty percent (50%) owned or controlled by MEDIMMUNE, or an organization which directly or indirectly controls at least fifty percent (50%) of the voting stock or ownership of MEDIMMUNE, and an organization, a majority ownership of which is directly or indirectly common to the ownership of MEDIMMUNE.

    1.2 The term "FIELD" shall mean products and processes directed to the treatment, prevention or diagnosis of human diseases or infections related to human papilloma virus ("HPV").

    1.3 The term "FIRST COMMERCIAL SALE" shall mean in each country the first sale of any PRODUCT by MEDIMMUNE, its AFFILIATES or SUBLICENSEES, following approval of its marketing by the appropriate governmental agency for the country in which the sale is to be made and when governmental approval is not required, the first sale in that country.

    1.4 The term "INVENTIONS" shall mean new and useful improvements in the construction of Papillomavius hybrid particles conceived and reduced to practice by Lutz Grissman, Jian Zhou, Martin Muller, and Jeanette
Painstill, all employees of UNIVERSITY, and disclosed to UNIVERSITY in Loyola University Invention Disclosure dated September 28, 1994, and December 16, 1996, and as amended from time to time.

    1.5 The term "NET SALES" means the total amount received by MEDIMMUNE or its AFFILIATES from sales of PRODUCT, less transportation charges and insurance, sales taxes, use taxes, excise taxes, value added taxes, customs duties or other imposts, normal and customary quantity and cash discounts, rebates (to the extent actually granted) and disallowed reimbursements and allowances and credit on account of rejection or return of PRODUCT.

                                 (PAGE 1)

    1.6 The term "PATENT RIGHTS" shall mean the following: (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

    1.7 The term "PRODUCT" shall mean any article, composition, apparatus, substance, chemical, material, method or service, the manufacture, use or sale of which, but for the license granted hereunder, would infringe a VALID CLAIM of PATENT RIGHTS.

    1.8 The term "SUBLICENSEE" shall mean any non-AFFILIATE third party licensed by MEDIMMUNE to make, have made, import, use or sell any PRODUCT under PATENT RIGHTS.

    1.9  The term "TERRITORY" shall mean all countries of the world.

    1.10 The term "VALID CLAIM" shall mean a claim of an issued patent which has not lapsed or become abandoned or been declared invalid or unenforceable by a court of competent jurisdiction or an administrative agency from which no appeal can be or is taken.

    1.11 The use herein of the plural shall include the singular, and the use of the masculine shall include the feminine.

    SECTION 2 - GRANT.

    2.1 (a)UNIVERSITY hereby grants to MEDIMMUNE and MEDIMMUNE hereby accepts from UNIVERSITY a sole and exclusive, royalty-bearing right and license for the TERRITORY under PATENT RIGHTS to make, have made, use, import, offer to sell, sell or have sold on its behalf PRODUCT in the FIELD, including the right to sublicense third parties. MEDIMMUNE shall have the right to extend such license to its AFFILIATES.

         (b) MEDIMMUNE, at UNIVERSITY's request, shall grant to a third party a royalty bearing, sublicense under PATENT RIGHTS in the field defined by MEDIMMUNE and the third party. MEDIMMUNE shall be required to grant only one sublicense under this Par 2.1(b).

    2.2 MEDIMMUNE agrees to forward to UNIVERSITY a copy of all fully executed sublicense agreements (with financial terms redacted) within thirty (30) days of signing thereof.

    2.3 The above licenses to sell any PRODUCT includes the right of MEDIMMUNE, its AFFILIATES and SUBLICENSEES to grant to the purchaser of a PRODUCT for which a royalty has been paid under this Agreement the right to use and/or resell such purchased PRODUCT without payment of an additional royalty, provided that such purchaser does not combine PRODUCT with other products or otherwise add significant value to the PRODUCT. If so, such transactions should be sublicenses rather than sales transactions.





                                 (PAGE 2)
          2.4 (a) Taking into account the complexity, and stage of development of the PRODUCT and the science related thereto, MEDIMMUNE shall select and use reasonable best efforts under the circumstances to research, develop and then commercialize a selected PRODUCT. The efforts of a SUBLICENSEE, collaborator and/or an AFFILIATE shall be considered as efforts of MEDIMMUNE.

                 (b) MEDIMMUNE and UNIVERSITY agree that the following commercialization milestones are reasonable, taking into account the complexity and stage of development of the PATENT RIGHTS and the science related thereto and that the achievement of such milestones shall conclusively establish reasonable best efforts under Par. 2.4(a).

         1. Phase I clinical trials on any Product initiated by MEDIMMUNE an AFFILIATE or a SUBLICENSEE anywhere in the World by the beginning of (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED).

         2. Phase II clinical trials on any Product initiated by MEDIMMUNE an AFFILIATE, or a SUBLICENSEE anywhere in the World by the beginning of the (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED), or two years after Milestone 1, whichever is later.

         3. Phase III clinical trials on any Product initiated by MEDIMMUNE an AFFILIATE, or a SUBLICENSEE anywhere in the World by the beginning of (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED), or two years after Milestone 2, whichever is later.

         4. A product license application submitted by MEDIMMUNE an AFFILIATE, or a SUBLICENSEE in any territory of the world by beginning of (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED), or two years after Milestone 3, whichever is later.

         5. Granting an approval for sale by MEDIMMUNE an AFFILIATE, or a SUBLICENSEE of any PRODUCT in any territory of the world by the beginning of (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED), or one year after Milestone 4, whichever is later.

                 (c) If MEDIMMUNE an AFFILIATE, or a SUBLICENSEE fails to achieve a Milestone by the Milestone date, then MEDIMMUNE may request a meeting with UNIVERSITY within ten (10) days of the Milestone date to discuss the reasons for the failure to meet the Milestone, and to propose corrective actions and a revised schedule for future milestones. Within thirty (30) days of the Milestone date if the Milestone has not been achieved, as its sole and exclusive remedy,
                 UNIVERSITY may give notice that the license granted hereunder is no longer exclusive (but only if the failure to achieve the milestone was within the control of MEDIMMUNE) or agree to a revised schedule of future milestones.





                                 (PAGE 3)
     2.5 UNIVERSITY acknowledges that MEDIMMUNE is in the business of developing, manufacturing and selling of medical processes and products and nothing in this Agreement shall be construed as restricting such business or imposing on MEDIMMUNE the duty to market, and/or sell and exploit PRODUCT for which royalties are due hereunder to the exclusion of or in preference to any other product or process.

    2.6 Subject to Section 2.4, MEDIMMUNE shall have sole discretion for making all decisions relating to the commercialization and marketing of PRODUCT, and will bear the cost of preparing such PRODUCT for market and for obtaining governmental approvals (except with respect to PATENT RIGHTS) where required.

    SECTION 3.  CONFIDENTIALITY.

     3.1 Subject to the exceptions set forth in Sections 3.2 and 3.3, during the term of this Agreement, UNIVERSITY may disclose to MEDIMMUNE proprietary and confidential technology, inventions, technical information, material, reagents, biological materials and the like which are owned or controlled by UNIVERSITY and which is designated by UNIVERSITY as confidential ("Confidential Information"). MEDIMMUNE agrees to retain such Confidential Information in confidence and not to disclose any such Confidential Information to a third party without the prior written consent of UNIVERSITY and to use such Confidential Information only for the purposes of this Agreement.

     3.2 The obligations of confidentiality and non-use will not apply to Confidential Information which:

                      (i) was known to MEDIMMUNE or generally known to
                 the public prior to its disclosure hereunder; or

                      (ii)subsequently becomes known to the public by
                 some means other than a breach of this Agreement;

                      (iii) is subsequently disclosed to MEDIMMUNE by a third party having a lawful right to make such disclosure;

                      (iv)is disclosed to obtain regulatory approval for
                 PRODUCT or for the purpose of making, using, selling or licensing of PRODUCT, provided that MEDIMMUNE takes all reasonable steps to restrict and maintain the confidentiality of the disclosure;

                      (v) is required by law, rule, regulation or bona
                 fide legal process to be disclosed, provided that MEDIMMUNE takes all reasonable steps to restrict and maintain confidentiality of such disclosure and provides reasonable notice to UNIVERSITY; or

                      (vi)is approved for release by the parties.



                                 (PAGE 4)
    3.3 Notwithstanding anything to the contrary, MEDIMMUNE shall have the right to transfer Confidential Information to a third party including MEDIMMUNE'S AFFILIATES and SUBLICENSEES for the purpose of researching, developing and making PRODUCT, provided that such third party agrees to be bound by obligations of confidentiality and non-use similar to those set forth in this Agreement.

    SECTION 4. PATENT PROSECUTION.

     4.1 UNIVERSITY shall take responsibility for the preparation, filing, prosecution and maintenance of any and all PATENT RIGHTS PATENT APPLICATIONS and PATENTS RIGHTS PATENTS, included in PATENT RIGHTS, provided however that UNIVERSITY shall first consult with MEDIMMUNE as to the preparation, filing prosecution and maintenance of such PATENT RIGHTS PATENT APPLICATIONS and PATENT RIGHTS PATENTS and shall furnish to MEDIMMUNE copies of office actions, cited prior art, responses to office actions, requests for terminal disclaiming, and requests for reissue or reexamination, other documents relevant to any such preparation, filing, prosecution or maintenance. UNIVERSITY and MEDIMMUNE shall cooperate fully in the preparation, filing, prosecution and maintenance of PATENT RIGHTS and of all PATENT RIGHTS PATENTS and PATENT RIGHTS PATENT APPLICATIONS licensed to MEDIMMUNE hereunder, executing all papers and instruments so as to enable UNIVERSITY to apply for, to prosecute and to maintain PATENT RIGHTS PATENT APPLICATIONS and PATENTS RIGHTS PATENTS in its name in any country. Each party shall provide to the other prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such PATENT RIGHTS PATENT APPLICATIONS or PATENT RIGHTS PATENTS. Patent attorneys chosen by UNIVERSITY shall handle patent filings and prosecutions on behalf of UNIVERSITY, provided, however, MEDIMMUNE shall be entitled to review and comment upon all actions undertaken in the prosecution of all PATENT RIGHTS PATENTS and PATENT RIGHTS PATENT APPLICATIONS.

     4.2 MEDIMMUNE shall reimburse UNIVERSITY for patent fees and application costs incurred with respect to PATENT RIGHTS prior to the EFFECTIVE DATE, provided such reimbursement shall not exceed (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED).

     4.3 After the EFFECTIVE DATE, MEDIMMUNE shall reimburse UNIVERSITY for all reasonable expenses incurred by UNIVERSITY for the preparation, filing, prosecution and maintenance of PATENT RIGHTS upon receipt of invoices from UNIVERSITY.

     4.4 In the event UNIVERSITY decides not to apply for, prosecute or maintain any such PATENT RIGHTS PATENT APPLICATIONS and PATENT RIGHTS PATENTS, UNIVERSITY shall give sufficient and timely notice to MEDIMMUNE so as to permit MEDIMMUNE to apply for, prosecute and maintain such PATENT RIGHTS PATENT APPLICATIONS and PATENT RIGHTS PATENTS. MEDIMMUNE shall have the right to pursue same in UNIVERSITY's name and at MEDIMMUNE's expense, and MEDIMMUNE shall not pay royalties on sales of PRODUCTS in such territories.


                                 (PAGE 5)

    4.5 In the event MEDIMMUNE elects to no longer pay the expenses of a PATENT RIGHT PATENT APPLICATION or PATENT RIGHT PATENT included within PATENT RIGHTS, MEDIMMUNE shall notify UNIVERSITY not less than sixty (60) days prior to such action and shall thereby surrender its rights under such patent or patent application.

    SECTION 5.  ROYALTIES AND OTHER COMPENSATION

          5.1    (A) MEDIMMUNE shall pay to UNIVERSITY:
                 a royalty of (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) of the NET SALES of PRODUCTS which are sold by MEDIMMUNE or its AFFILIATES and which are covered by a VALID CLAIM of any PATENT RIGHT licensed to LICENSEE hereunder in the country where sold; or (ii) a royalty of the lesser of (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) of the running royalty received by LICENSEE from its SUBLICENSEES for the sale of PRODUCTS or (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) of the NET SALES of PRODUCT sold by the SUBLICENSEE.

         (B) In the event that MEDIMMUNE'S license is converted to a non-exclusive license pursuant to Section 2.4(c), the royalties under Paragraph 5.1 (A) shall be reduced by (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED).

         (C) In the event that a PRODUCT includes both component(s) covered by a VALID CLAIM of a PATENT RIGHT ("Patented Component(s)") and a component which is therapeutically active and such component is not covered by a VALID CLAIM of a PATENT RIGHT ("Unpatented Component(s)
            (s)") (such PRODUCT being a "Combined Product"), then NET SALES shall be the amount which is normally received by MEDIMMUNE or its AFFILIATES from the sale of the Patented Component(s) in an arm's length transaction with an unaffiliated third party. If the Patented Component (s) are not sold separately, then NET SALES upon which a royalty is paid shall be the NET SALES of the Combined Product multiplied by a fraction, the numerator of which is the number of Patented Components in the Combined Product and the denominator of which is the total number of therapeutically active Components (Patented) Components plus Unpatented Components) in the Combined Product.

         (D) In the event that royalties are to be paid by MEDIMMUNE to a party who is not an AFFILIATE of MEDIMMUNE for PRODUCT for which royalties are also due to UNIVERSITY pursuant to Paragraph 5.1 (such royalties to such party are hereinafter "Other Royalties"), then the royalties to be paid to UNIVERSITY by MEDIMMUNE pursuant to Paragraph 5.1 (A) or (B) shall be reduced by (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) of the amount of such Other Royalties, but in no event shall any royalities payable under Paragraph 5.1 be reduced by more than (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED).



                                 (PAGE 6)
          5.2 (a) Upon execution of this Agreement, MEDIMMUNE shall pay UNIVERSITY a license fee of (CONFIDENTIAL TREATMENT HAS
          BEEN REQUESTED).

                 (b) MEDIMMUNE shall also pay the following amounts within thirty (30) days of achieving the milestones set forth herein.

                       (i) (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) on initiation of Phase II clinical trials on any PRODUCT initiated by MEDIMMUNE an AFFILIATE, or a SUBLICENSEE in the United States or Europe.

                 (ii) (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) on
               initiation of Phase III clinical trials on any PRODUCT initiated by MEDIMMUNE, an AFFILIATE, or a SUBLICENSEE in the United States or Europe.

                       (iii)(CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) on
               submission of a product license application by MEDIMMUNE, an AFFILIATE or a SUBLICENSEE in the United States or Europe.

                            (iv) (CONFIDENTIAL TREATMENT HAS BEEN
               REQUESTED) on approval of the first Biologics License Application for a PRODUCT with the U.S. Food and Drug Administration.

     5.3 MEDIMMUNE shall keep, and shall cause each of its AFFILIATES and SUBLICENSEES to keep, full and accurate books of account containing all particulars that may be necessary for the purpose of calculating all royalties payable to UNIVERSITY. Such books of account shall be kept at their principal place of business and, with all necessary supporting data shall, for the three (3) years next following the end of the calendar year to which each shall pertain be open for inspection by its designee upon reasonable notice during normal business hours at UNIVERSITY's expense for the sole purpose of verifying royalty statements or compliance with this Agreement, but in no event more than once in each calendar year. All information and data offered shall be used only for the purpose of verifying royalties and shall be treated as MEDIMMUNE Confidential Information subject to the obligations of this Agreement.

     5.4 In each year the amount of royalty due shall be calculated semi-annually as of June 30 and December 31 (each as being the last day of an "Accounting Period") and shall be paid semi-annually within the sixty
(60) days next following such date, every such payment shall be supported by the accounting prescribed in Paragraph 5.5 and shall be made in United States currency. Whenever for the purpose of calculating royalties conversion from any foreign currency shall be required, such conversion shall be at the rate of exchange thereafter published in the Wall Street Journal for the last business day of the applicable Accounting Period.

     5.5 With each semi-annual payment, MEDIMMUNE shall deliver to UNIVERSITY a full and accurate accounting to include at least the following information:

                                 (PAGE 7)

         (a) Quantity of each PRODUCT subject to royalty sold (by country) by MEDIMMUNE and its AFFILIATES and SUBLICENSEES;

         (b) Total receipts for each PRODUCT subject to royalty (by country);

         (c)    Taxes paid (by country)

         (d) Royalties due to third parties (identifying the party and the royalty rate)

         (e)    Total royalties payable to UNIVERSITY

         (f)    Royalties received from SUBLICENSEES

     (g)  Actual exchange rates applied to foreign funds

     5.6 Any tax required to be withheld by MEDIMMUNE under the laws of any foreign country for the account of UNIVERSITY, shall be promptly paid by MEDIMMUNE for and on behalf of UNIVERSITY to the appropriate governmental authority, and MEDIMMUNE shall furnish UNIVERSITY with proof of payment of such tax. Any such tax actually paid on UNIVERSITY's behalf shall be deducted from royalty payments due UNIVERSITY.

     5.7 If the transfer of or the conversion into United States Dollar Equivalent of any remittance due hereunder is not lawful or possible in any country, such remittance shall be made by the deposit thereof in the currency of the country to the credit and account of UNIVERSITY or its nominee in any commercial bank or trust company located in that country, prompt notice of which shall be given to UNIVERSITY. UNIVERSITY shall be advised in writing in advance by MEDIMMUNE and provide to MEDIMMUNE a nominee, if so desired.

    5.8 Only one royalty shall be due and payable for the manufacture, use and sale of a PRODUCT irrespective of the number of patents or claims thereof which cover the manufacture, use and sale of such PRODUCT.

    SECTION 6 - INFRINGEMENT

     6.1  Infringement of UNIVERSITY'S PATENT RIGHTS by third parties:

         6.1.1 MEDIMMUNE shall inform UNIVERSITY promptly in writing of any alleged infringement and of any available evidence of infringement by a third party of any patents within the PATENT RIGHTS, and UNIVERISITY shall inform MEDIMMUNE promptly in writing of any alleged infringement and of any available evidence of infringement by a third party of any patents within the PATENT RIGHTS.

         6.1.2 During the term of this Agreement, UNIVERSITY shall have the right, but shall not be obligated, to prosecute at its own expense any such infringements of the PATENT RIGHTS and, in furtherance of such right, UNIVERSITY hereby agrees that MEDIMMUNE may join UNIVERSITY as a party plaintiff in any such suit without expense to UNIVERSITY. The total cost of any such
                                  (PAGE 8)
         6.1.3 infringement action commenced or defended solely by UNIVERSITY shall be borne by UNIVERSITY. Any recovery of damages by UNIVERSITY for any infringement shall be applied first in satisfaction of any unreimbursed expenses and attorneys' fees of UNIVERSITY relating to the suit, and second toward reimbursement of MEDIMMUNE's reasonable expenses, including reasonable attorneys' fees, relating to the suit. The balance remaining from any such recovery shall be distributed to UNIVERSITY.

         6.1.3. If within three (3) months after having been notified of any alleged infringement, UNIVERSITY shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action; or if UNIVERSITY shall notify MEDIMMUNE at any time prior thereto of its intention not to bring suit against any alleged infringer, then MEDIMMUNE in its sole discretion shall have the right, but shall not be obligated, to either:

                 (a)  settle the infringement dispute by sublicensing the
                    alleged infringer or by other means; or

                 (b)  prosecute at its own expense any infringement of the
                    PATENT RIGHTS. In the event MEDIMMUNE prosecutes such infringement, MEDIMMUNE may, for such purposes, request to use the name of UNIVERSITY as party plaintiff. Subject to the approval of the Board of Trustees of Loyola University of Chicago, the UNIVERSITY may agree to become a party plaintiff.

         6.1.4 In the event that MEDIMMUNE shall undertake the enforcement and/or defense of the PATENT RIGHTS by litigation, including any declaratory judgment action, MEDIMMUNE may withhold an amount equal to up to (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) from future royalties due under Section 5 of this Agreement for legal expenses, including reasonable attorneys' fees, in connection with such litigation. Any recovery of damages by MEDIMMUNE for any such suit shall be applied first to reimburse UNIVERSITY for any royalties due but withheld under this paragraph 6.1.4 and any unreimbursed legal expenses of UNIVERSITY, and second in satisfaction of any unreimbursed expense and attorney's fees of MEDIMMUNE relating to the suit. The balance remaining from any such recovery shall be distributed to MEDIMMUNE, provided that MEDIMMUNE shall pay to UNIVERSITY such royalties as would otherwise be applicable under
            Section 5 hereof for that portion of MEDIMMUNE's recovery attributable to lost sales. MEDIMMUNE shall be entitled to settle any such litigation by agreement, consent, judgment, voluntary dismissal, or otherwise.

         6.1.5 MEDIMMUNE shall have the right in accordance with the terms and conditions herein to sublicense any alleged infringer under
                                  (PAGE 9)
         6.1.6     the PATENT RIGHTS for future infringements.

         6.1.6 In any infringement suit either party may institute to enforce the PATENT RIGHTS pursuant to this Agreement, the other party hereto shall, at the request of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like. All reasonable out-of-pocket costs incurred in connection with rendering cooperation requested hereunder shall be paid by the party requesting cooperation.

         6.1.7 Any of the foregoing notwithstanding, if at any time during the term of this Agreement any of the PATENT RIGHTS are declared invalid or unenforceable, by a court of competent jurisdiction or an administrative agency from which no appeal can be or is taken, MEDIMMUNE, shall have no further obligation to UNIVERSITY with respect to its future use or sale of any product or process covered by such PATENT RIGHTS, including the obligation of paying royalties. Nevertheless, MEDIMMUNE shall not have a damage claim or a claim for refund or reimbursement against the UNIVERSITY.

     6.2  Alleged infringement of a third party's patent rights.

         6.2.1 In the event that litigation against MEDIMMUNE is initiated by a third-party charging MEDIMMUNE with infringement of a patent of the third party as a result of the manufacture, use or sale by MEDIMMUNE of PRODUCT covered by a PATENT RIGHT, MEDIMMUNE shall promptly notify UNIVERSITY in writing thereof. MEDIMMUNE's costs as to any such defense shall be creditable against any and all payments due and payable to UNIVERSITY under Section 5 of this Agreement but, no royalty payment after taking into consideration any such credit under this Section 6.2.1 shall be reduced by more than (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) provided, however, that if said claim of infringement does not pertain to a PATENT RIGHT of UNIVERSITY, but to other patent rights used in the manufacture or sale of the PRODUCT, then this credit shall not be made against royalities due and payable to UNIVERSITY.

         6.2.2 In the event of a judgment in any suit in which a court of competent jurisdiction rules that the manufacture, use or sale by MEDIMMUNE of PRODUCT covered by a PATENT RIGHT has infringed on a third-party's patent requiring MEDIMMUNE to pay damages or a royalty to said third party, or in the event of a settlement of such suit requiring damages or royalty payments to be made, payments due to UNIVERSITY under Section 5 of this Agreement arising from the applicable PRODUCT shall be correspondingly reduced by the amounts due under the requirement of such judgment or under the terms of such settlement. However, subject to Section 5.1(c), the royalty payment after taking into consideration any such reduction under this Section 6.2.2 shall not be reduced by more than (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED);
                                  (PAGE 10)
         6.2.3 provided, however that if said judgment does not pertain to a PATENT RIGHT of UNIVERSITY, but to other patent rights used in the manufacture or sale of the PRODUCT, then this credit shall not be made against royalties due and payable to the UNIVERSITY.

         6.2.3 UNIVERSITY shall give MEDIMMUNE assistance in the defense of any such infringement charge or lawsuit, as may be reasonably required.


    SECTION 7 - WARRANTIES.

     7.1 UNIVERSITY and MEDIMMUNE warrant and represent to the other that it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment which would inhibit its ability to perform the terms and conditions imposed on it by this Agreement.

    7.2 UNIVERSITY warrants and represents that the named inventors of PATENT RIGHTS and any assignees thereof have assigned all right, title and interest to the PATENT RIGHTS to UNIVERSITY, that UNIVERSITY has not licensed or assigned any right or interest in or to PATENT RIGHTS to any third party; and that it has the right to grant the rights granted hereunder.

    7.3 UNIVERSITY covenants, warrants and represents that (i) UNIVERSITY has not received any information with respect to any challenge by another as to the validity of the PATENT RIGHTS (ii) UNIVERSITY has not received any information that any of the PATENT RIGHTS is involved in an interference action; (iii) except with respect to the filing by Medigene, Inc. for foreign protection in States, including Germany, UNIVERSITY has not received any information with respect to any challenge by another to UNIVERSITY's rights of sole ownership; and (iv) UNIVERSITY represents that it is taking all steps necessary to secure its exclusive title to the properties in all countries.

    7.4 Except as otherwise expressly set forth in this Section 7, LOYOLA MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF
MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND VALIDITY OF PATENT RIGHTS CLAIMS ISSUED OR PENDING.

    SECTION 8 - INDEMNIFICATION.

    8.1 MEDIMMUNE, its AFFILIATES and SUBLICENSEES shall at all times during the term of this Agreement indemnify, defend and hold UNIVERSITY its affiliates and subsidiaries and their Trustees, Officers, Faculty, Medical and Professional Staff, Employees, Agents and their representatives, successors, assignees and heirs harmless against all third party claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from utilization of the PATENT RIGHTS in the research, development, evaluations, production, manufacture,
                                 (PAGE 11)
sale, use, lease, consumption or advertisement of the PRODUCTS by MEDIMMUNE, its AFFILIATES and SUBLICENSEES except for any claims or expenses arising out of the negligence or willful misconduct of UNIVERSITY or its affiliates and subsidiaries and their Trustees, Officers, Faculty, Medical and Professional Staff, Employees, Agents and their representatives, successors, assignees and heirs.

    8.2 MEDIMMUNE and its SUBLICENSEES shall maintain reasonable levels of product liability insurance available at commercially reasonable rates, at its expense, to comply with its obligations to UNIVERSITY under this section as soon as it has commercialized PRODUCT(s). UNIVERSITY shall have the right to require such insurance policies to be made available for the UNIVERSITY's inspection.

    SECTION 9 -  ASSIGNMENT; SUCCESSORS.

    9.1 This Agreement shall not be assignable by either of the parties without the prior written consent of the other party (which consent shall not be unreasonably withheld), except that MEDIMMUNE without the consent of UNIVERSITY may assign this Agreement to an AFFILIATE or to a successor in interest or transferee of all or substantially all of its human papilloma virus business. Any other assignment by MEDIMMUNE without UNIVERSITY'S approval will be null and void.

    9.2 Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of said successors in interest and assigns of MEDIMMUNE and UNIVERSITY. Any such successor or assignee of a party's interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by said party and such Assignment shall not relieve the Assignor of any of its obligations under this Agreement.

    SECTION 10 - TERMINATION.

    10.1 Except as otherwise specifically provided herein and unless sooner terminated pursuant to Paragraph 10.2 or 10.3 of this Agreement, this Agreement and the licenses and rights granted thereunder shall remain in full force and effect until the expiration of the last to expire PATENT RIGHT at which time MEDIMMUNE shall have a fully paid-up noncancellable license.

    10.2 Except as qualified by Paragraph 10.7, MEDIMMUNE shall have the right to terminate this Agreement or terminate its license under this Agreement, in one or more countries, upon sixty (60) days prior written notice.

    10.3 Upon material breach of any material provisions of this Agreement by either party to this Agreement, in the event the breach is not cured within sixty (60) days after written notice to the breaching party by the other party, in addition to any other remedy it may have, the other party at its sole option may terminate this Agreement, provided that such other party is not then in breach of this Agreement.


                                 (PAGE 12)
    10.4 If MEDIMMUNE shall cease to carry on its business, this Agreement
shall terminate upon notice by UNIVERSITY.  or:   In the event that
MEDIMMUNE shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it, UNIVERSITY shall have the right to terminate this entire Agreement immediately upon giving MEDIMMUNE written notice of such termination.

    10.5 Except as provided in Section 10.4, in the event there is a disagreement between the parties as to whether or not a material breach has occurred, this Agreement shall not terminate until such disagreement has been finally determined by arbitration as provided in Section 11.2 herein.
    10.6 Upon any termination of this Agreement MEDIMMUNE shall be entitled to but not be obligated to finish any work-in-progress which is completed within six (6) months of termination of this Agreement and to sell any completed inventory of a PRODUCT covered by this Agreement which remains on hand as of the date of the termination, so long as MEDIMMUNE pays to UNIVERSITY the royalties applicable to said subsequent sales in accordance with the same terms and conditions as set forth in this Agreement.

    10.7 In the event that this Agreement is terminated, any sublicense granted by MEDIMMUNE under this Agreement shall remain in full force and effect between the SUBLICENSEE and UNIVERSITY, except that UNIVERSITY's obligations thereunder shall be no greater than UNIVERSITY's obligations under this Agreement. At the request of MEDIMMUNE, UNIVERSITY shall acknowledge to a SUBLICENSEE UNIVERSITY's obligations to the SUBLICENSEE under this paragraph 10.6.

    10.8 The obligations of Sections 3 and 8, as well as Paragraphs 2.4, 10.5, 10.6, 10.7, 10.8 and 11.4 shall survive any termination of this Agreement.

    10.9 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.

    SECTION 11 - GENERAL PROVISIONS.

    11.1 The relationship between UNIVERSITY and MEDIMMUNE is that of independent contractors. UNIVERSITY and MEDIMMUNE are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no relationship other than as independent contracting parties. UNIVERSITY shall have no power to bind or obligate MEDIMMUNE in any manner. Likewise, MEDIMMUNE shall have no power to bind or obligate UNIVERSITY in any manner.

    11.2 Any matter or disagreement under this Agreement, which cannot be resolved by the parties shall be submitted to a mutually selected single arbitrator to so decide any such matter or disagreement. The arbitrator shall conduct the arbitration in English in accordance with the Rules of the American Arbitration Association ("AAA"). If the parties are unable to mutually select an arbitrator, the arbitrator shall be selected in accordance with the procedures of the AAA. The arbitrator shall have no power to add to, subtract from or modify the terms of this Agreement. The
                                 (PAGE 13)
decision and award rendered by the arbitrator shall be final and binding. Judgment upon the award may be entered in any court having jurisdiction thereof. Any arbitration pursuant to this section shall be held in Washington, D.C. or such other place as may be mutually agreed upon in writing by the parties.

    11.3 This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and supersedes all prior agreements in this respect. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

    11.4 This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois, U.S.A. without reference to its choice of law principles.

    11.5 The headings in this Agreement have been inserted for the convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

    11.6 Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of a party's right to the future enforcement of its rights under this Agreement, excepting only as to an expressed written and signed waiver as to a particular matter for a particular period of time.

    11.7 Notices. Any notices given pursuant to this Agreement shall be in writing and shall be deemed delivered upon the earlier of (i) when received at the address set forth below, or (ii) three (3) business days after mailed by certified or registered mail postage prepaid and properly addressed, with return receipt requested, or (iii) when sent, if sent, by facsimile, as confirmed by certified or registered mail. Notices shall be delivered to the respective parties as indicated:

To MEDIMMUNE:               MEDIMMUNE, Inc.
                            35 West Watkins Mill Road
                            Gaithersburg, MD 20878
                            Attn: Office of Business Development

Copy to:                    Carella, Byrne, Bain, Gilfillan,
                            Cecchi, Stewart & Olstein
                            6 Becker Farm Road
                            Roseland, New Jersey 07068
                            Fax No.: (201) 994-1744
                            Attn: Elliot M. Olstein, Esq.

To UNIVERSITY:              Office of University Research Services
                            Loyola University of Chicago
                            820 North Michigan Avenue
                            Chicago, IL 60611

                                 (PAGE 14)
    11.8 MEDIMMUNE shall not use the name of Loyola University of Chicago, or of any of their employees in conjunction with such employee's positions with UNIVERSITY, or any adaptation thereof, in any advertising, promotional, or sales literature without prior written consent obtained from an authorized officer of the UNIVERSITY in each case, except that MEDIMMUNE may state that it has received from UNIVERSITY one or more of the patents and/or applications comprising the PATENT RIGHTS. Failure by MEDIMMUNE to comply with this restriction shall be deemed a material breach of this Agreement. Such material breach shall be deemed cured if the offending use is terminated within ninety (90) days of MEDIMMUNE'S receipt of a written notice from UNIVERSITY.

    11.9 All terms and conditions of this Agreement regarding business matters, including but not limited to payments and royalty rates shall be held in confidence by each party to the extent permitted by law unless authorized in writing by the other party, except as may be required by law, rule or regulation or in connection with a governmental filing or financing.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

MEDIMMUNE, INC.                       LOYOLA UNIVERSITY OF CHICAGO


By:/s/David M. Mott                   By:/s/John J. Piderit, S.J.
Name: David M. Mott                   Name: John J. Piderit, S.J.
Title: President                      Title: President























                                 (PAGE 15)